Exhibit 23.1         Consent of Independent Certified Public Accountants

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Dated: May 20, 2009

To Whom It May Concern:

The firm of Stan J.H. Lee, CPA consents to the inclusion of our report of May 20, 2009 on the audited financial statements of Mayquest Ventures, Inc. as of April 30, 2009, in any filings that are necessary now or in the future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Stan J.H. Lee, CPA

Stan J.H. Lee, CPA
Fort Lee, NJ 07024